Exhibit 10.1

SAMARIUM TECHNOLOGY GROUP, LTD.

January 31, 2007

LETTER OF INTENT

Cryobanks International, Inc.

PERSONAL AND CONFIDENTIAL

Cryobanks International, Inc.
270 S. North Lake Blvd.
Altamonte Springs, Florida 32701

On the terms and subject to the conditions set forth below, Samarium Technology Group, Ltd., a BVI Company (the “Investor”) will purchase Nine Million Dollars ($9,000,000) of Class A Secured Convertible Debentures of Cryobanks International, Inc. (the “Issuer”) on the principal terms set forth below. Except for the Confidentiality Provision, this letter is non binding and subject to the parties entering into formal agreements setting forth their respective rights and obligations. Such agreements will contain customary representations, warranties and indemnifications. This term sheet will expire on January 31, 2007. The material terms of the offering are set forth below:

Issuer	Cryobanks International, Inc.
Investor	Samarium Technology Group, Ltd. or its designees
Securities	Class A Secured Convertible Debenture
Debenture Terms

The Convertible Debenture shall bear interest at the rate of ten percent per annum, and shall be convertible into 7.50% of the common stock of the Issuer on a fully diluted basis. The Convertible Debenture shall be all due and payable on December 31, 2008. The Convertible Debenture shall automatically convert into registered, freely tradeable common stock of BioStem, Inc. upon the completion of the merger of BioStem and Cryobanks pursuant to that certain Agreement and Plan of Merger, dated November 22, 2005, as amended to date, and the subsequent effectiveness of a registration statement on Form S-4 (or such other available registration statement as may be available in the opinion of the Issuer’s counsel) (the “Effective Date”).

Closing

At Closing, the Investor shall wire good and immediately available funds in the amount of $9,000,000 to the attorney-client trust account of the Issuer at Corporate Legal Services, LLP. $2,000,000 of such funds shall be released immediately to the Issuer. The balance of the funds shall not be released until the Effective Date.

Registration

The Issuer shall take all action necessary to complete the purchase of not less than eighty percent (80%) of the outstanding common stock of the Issuer by BioStem, Inc. within thirty days following the Closing, complete the merger with BioStem, Inc. as set forth in the Agreement and Plan of Merger, and complete the filing of the registration statement on Form S-4 within sixty days of the Closing. Issuer shall take such action as is necessary to cause the registration statement to be declared effective within 150 days following the Closing. In the event the registration statement is not declared effective within such 150 day period, the Convertible Debenture shall thereafter bear interest at fifteen percent (15%) per annum, and the Issuer shall commence monthly interest only payments starting the first day of the month following the expiration of such 150 day period.

Board Representation

Upon the Closing, Issuer shall take such action as is required to increase the number of directors on the Issuer’s board of directors to five, and Investor shall appoint two members to the Issuer’s board of directors who shall commence their service immediately following the Closing.

Warrants

The Investor shall receive a five-year warrant (the “Class A Investor Warrant”) to purchase up to 3.5% of the outstanding common stock of the Issuer on a fully diluted basis (including without limitation the shares issuable upon conversion of the Secured Debenture), at an exercise price equal to the per-share conversion price of the Senior Debenture.

The Investor shall also receive a five-year warrant (the “Class B Investor Warrant,” and, together with the Class A Investor Warrant, the “Investor Warrants”) to purchase up to 3.75% of the issued and outstanding common stock of the Company on a fully diluted basis (including without limitation shares issuable upon conversion of the Secured Debenture), for a purchase price of $0.001 per share.

The common stock underlying the Investor Warrants shall be registered within 180 days of the Closing Date. In the event the Issuer fails to register such underlying shares, then the Investor shall have the right to exercise the Investor Warrant on a cashless-exercise basis at any time after 180 days of the Closing Date.

Fee

On the Closing Date, the Issuer shall pay from the escrowed funds a fee of thirteen percent (13%) of the proceeds received by or for the benefit of the Company, and a warrant to purchase 1.125 percent of the outstanding shares of the Issuer’s common stock, on a fully-diluted basis, on the same terms as the Investor Warrant, to Hyperion Fund, L.P. and its designees.

Shareholder Lockup

All shareholders of the Issuer will agree to a shareholder lockup which will last until one year from the effective date of the merger of Cryobanks and BioStem, Inc. (the “Merger Date”). The lockup shall terminate as to twenty five percent (25%) of the shares held by each shareholder of Cryobanks on each of the 90th, 180th, 270th and 365th day following the Merger Date. The lockup shall not apply to shares held by Investor. During the shareholder lockup period, no Cryobanks shareholder shall sell, transfer, hypothecate or alienate any BioStem shares received in exchange for their Cryobanks shares with respect to which the lockup has not yet terminated.

Registration Rights

Promptly, but no later than 60 calendar days from the Closing Date, the Company shall file a Registration Statement with the United States Securities & Exchange Commission (“SEC”) and use its best efforts to ensure that such Registration Statement is declared effective within 120 calendar days from the Closing Date. The Issuer shall continuously maintain the effectiveness of the registration statement for a period of twenty four (24) months after the effective date. The Issuer shall pay all offering expenses in connection with the registration.

Structuring Fee	The Issuer will pay to the Investor a Structuring fee of Thirty Five Thousand Dollars ($35,000).
Due Diligence

Investor shall have a period of thirty days to complete due diligence. All obligations of Investor under this Letter of Intent shall be subject to Investor’s satisfaction, in its sole discretion, of Issuer’s financial condition, prospects and management, and the results of Investor’s due diligence investigation.

If the terms and conditions contained herein this Letter of Intent are satisfactory, please sign as indicated below. We appreciate this opportunity to work with you. We look forward to an expeditious and successful closing of this transaction.

Sincerely,
AGREED TO AND ACCEPTED:

Cryobanks International, Inc..	Samarium Technology Group, Ltd.

By: /s/ Dwight C. Brunoehler	By: /s/ Volkmar Hable
Name: Dwight C. Brunoehler	Name: Volkmar Hable
Title: President & CEO	Title: CEO
Date: 1-31-07	Date: 2-13-07